                                                   Exhibit 99.1
                                                   ------------

                                                   CONTACT:
                                                   FiberNet Telecom Group, Inc.
                                                   Jon A. DeLuca
                                                   Chief Financial Officer
                                                   (212) 405-6200
                                                   jon.deluca@ftgx.com
                                                   -------------------

                   FiberNet to Move to Nasdaq SmallCap Market

NEW YORK, May 23 /PRNewswire-FirstCall/ -- FiberNet Telecom Group, Inc. (Nasdaq:
FTGX - News), a leading provider of metropolitan optical connectivity, announced
----   ----
that in accordance with listing requirements of Nasdaq, the Company would begin trading its common stock under its current symbol FTGX on The Nasdaq SmallCap Market effective at the opening of business on Friday, May 24, 2002.

About FiberNet

FiberNet Telecom Group, Inc. enables carriers to connect directly with one another with unprecedented speed and simplicity over its 100% fiber optic networks. FiberNet manages high-density short-haul networks between carrier hubs within major metropolitan areas. By using FiberNet's next-generation infrastructure, carriers can quickly and efficiently deliver the full potential of their high bandwidth data, voice and video services directly to their customers. FiberNet has lit multiple strands of fiber on a redundant and diversely routed SONET ring and IP architecture throughout New York City, Chicago and Los Angeles. FiberNet sets a new standard for the fastest local loop delivery and connectivity in carrier hubs and Class A commercial buildings, at speeds up to OC-192 SONET and Gigabit Ethernet. For more information on FiberNet, please visit the Company's website at http://www.ftgx.com.

Various remarks that we may make about the Company's future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company's most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.